Exhibit 2

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Files Revised Preliminary Proxy Statement

HOUSTON, April 24, 2013 – Crest Financial Limited, the largest minority stockholder of Clearwire Corporation (NASDAQ: CLWR), today filed with the Securities and Exchange Commission (SEC) a revised preliminary proxy statement regarding the proposed merger between Clearwire Corporation and Sprint Nextel Corporation. Once its proxy statement is declared effective by the SEC, Crest intends to wage a campaign to convince the Clearwire stockholders to vote against the proposed merger.

Crest has made a number of public statements, including through letters, press releases and filings with the Federal Communications Commission and the Delaware Court of Chancery, regarding its opposition to the Sprint-Clearwire merger. This process continued yesterday in a new letter to the Clearwire Board of Directors.

In the letter, Crest continued to express its strongly held belief that Clearwire should be left to realize the full value of its spectrum by implementing its multi-customer strategy as an independent company. Crest asserted that the market itself, as evidenced by the spectrum purchase offers from DISH Network and Verizon, demonstrates that this path is real. By contrast, Crest said that Clearwire’s threats of bankruptcy or debt default are not real. In Crest’s view, with a bidding war heating up for Clearwire’s valuable spectrum through the SoftBank and DISH offers for Sprint and the offers made directly to Clearwire for spectrum, none of the relevant players would hand control of Clearwire’s spectrum to Clearwire’s bondholders through a debt default or bankruptcy filing.

Crest’s letter provided a detailed statement about how Clearwire’s Board of Directors has not acted in the interests of the Clearwire stockholders other than Sprint. These include:

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The Board’s handing to Sprint the value of the Clearwire spectrum without maintaining for itself the flexibility to pursue alternative transactions. This is in stark contrast to the Sprint Board, which has the right under its merger agreement with SoftBank to consider such alternatives and to terminate this merger agreement for a superior offer.

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The Board’s failure to recognize the substantial value of Clearwire’s spectrum. Using a pro forma cash flow analysis in Sprint’s proxy statement, Crest shows that a combined Sprint-Clearwire provides to SoftBank a positive net present value in the range of $6.5 billion to $10.5 billion versus a standalone Sprint that has to build its own network.

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The Board’s agreeing to a convertible debt instrument with Sprint the primary purpose of which is to force the Clearwire minority stockholders to make an untenable choice: Either accept Sprint’s inadequate and unfair merger offer or suffer significant dilution of their shares to Sprint.

•	The Board’s failure to obtain the necessary consents to accept the convertible debt financing offers, and the liquidity that would go with them, from both Crest and Aurelius Capital Management LP.

Crest also pointed out that it is Sprint, not Clearwire, that had to find a transaction partner to save it from its failing finances. While Sprint was starving for cash, overrun with debt, losing customers, and facing a very legitimate risk of bankruptcy, Clearwire had its valuable spectrum assets and the cash available to meet its build-out objectives. However, it was the Sprint Board, and not the Clearwire Board, that turned this situation into an advantage, Crest states in its letter.

Finally, Crest’s letter asks how the Clearwire Board could press ahead with a vote on the Sprint-Clearwire transaction when the fluid situation in the market leaves Clearwire’s stockholders with a lack of clarity about what they are voting for or against as well as what is the future of Clearwire’s majority stockholder, Sprint. Crest believes that the Clearwire Board is presenting the Clearwire stockholders with a choice: Take the inadequate offer from Sprint or allow Clearwire to continue on the independent path that Crest has described. Crest also asserts that the Clearwire Board should answer a number of questions so that the Clearwire stockholders can make an informed choice, including whether these market moves demonstrate that Clearwire’s spectrum is significantly more valuable than the value the Sprint offer attributes to it; and who will control Sprint, Clearwire’s majority stockholder, and what business plan will Sprint’s new majority stockholder implement to realize the full value of Clearwire’s spectrum.

Crest has hired the proxy-solicitation firm D. F. King & Co., Inc. to help it oppose the proposed Sprint-Clearwire merger. Crest has also filed a lawsuit in Delaware against Sprint, Clearwire, the directors of Clearwire, and others because Crest believes that the defendants breached their fiduciary duties by scheming to extract value from Clearwire at the expense of the minority stockholders. In addition, Crest has petitioned the Federal Communications Commission to block the proposed Softbank-Sprint and Sprint-Clearwire transactions because they would treat minority stockholders of Clearwire unfairly and the transactions would not be in the public’s best interest.

Crest’s revised preliminary proxy statement and its letter to the Board of Clearwire can be found at http://www.bancroftpllc.com/crest/.

About Crest Financial Limited

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

CREST FINANCIAL LIMITED AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. THE PARTICIPANTS HAVE FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS INTEND TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD IN CONNECTION WITH SUCH PROXY SOLICITATION. WHEN COMPLETED, ANY SUCH DEFINITIVE PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) AT NO CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT. STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.